AGREEMENT AND PLAN OF MERGER

dated as of July 19, 2007

between

THE PNC FINANCIAL SERVICES GROUP, INC.

and

STERLING FINANCIAL CORPORATION

TABLE OF CONTENTS

Page

RECITALS

A.	Parent	1
B.	Company	1
C.	Intention of the Parties	1
D.	Approvals	1

ARTICLE I

The Merger

1.1	The Merger	2
1.2	Effective Time	2
1.3	Closing	3
1.4	Bank Mergers	3

ARTICLE II

Conversion or Cancellation of Shares

2.1	Conversion or Cancellation of Shares	3
2.2	Fractional Shares	6
2.3	Exchange of Old Certificates for New Certificates.	6
2.4	Adjustment of Consideration	9
2.5	Withholding Rights	9

ARTICLE III

Conduct of Business Pending Merger

3.1	Company Forbearances	10
3.2	Parent Forbearances	12

ARTICLE IV

Representations

4.1	Disclosure Schedules	13
4.2	Standard	13
4.3	Representations	14

ARTICLE V

Covenants

5.1	Reasonable Best Efforts; Amended Financial Statements	24
5.2	Shareholder Approvals.	24
5.3	Registration Statement/Proxy Statement.	25
5.4	Press Releases	26
5.5	Access; Information.	26
5.6	Acquisition Proposals	27
5.7	Affiliate Agreements	28
5.8	Takeover Laws and Provisions	29
5.9	Regulatory Applications.	29
5.10	Options	30
5.11	Indemnification and Insurance.	30
5.12	Benefit Plans.	32
5.13	Notification of Certain Matters	33
5.14	Exemption from Liability Under Section 16(b)	33
5.15	Assumption by Parent of Indenture Obligations	33
5.16	Credit Agreement	34
5.17	Other Actions	34
5.18	Additional Actions	34

ARTICLE VI

Conditions

6.1	Conditions to Each Party’s Obligation to Effect the Merger	34
6.2	Conditions to Obligation ofParent	35
6.3	Conditions to Obligation of the Company	36

ARTICLE VII

Termination

7.1	Termination by Mutual Consent	36
7.2	Termination byParent	37
7.3	Termination by the Company	37
7.4	Effect of Termination and Abandonment	38
7.5	Termination Fee	38

ARTICLE VIII

Miscellaneous

8.1	Survival	39
8.2	Modification or Amendment	39
8.3	Waiver of Conditions	39
8.4	Counterparts	39
8.5	Governing Law	39
8.6	Notices	40
8.7	Entire Agreement, Etc	40
8.8	Definition of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates	40
8.9	Specific Performance	40
8.10	Expenses	41
8.11	Interpretation; Effect.	41
8.12	Severability	42
8.13	No Third Party Beneficiaries	42
8.14	Waiver of Jury Trial	42
8.15	Submission to Jurisdiction; Selection of Forum	42

INDEX OF DEFINED TERMS

Term	Location of
Definition
Acquisition Proposal	5.6
Affiliate	8.8
Approvals	5.9	(a)
Articles of Merger	1.2	(a)
Bank Mergers	1.4
Benefit Plans	4.3	(m)(1)
Cash Election	2.1	(d)
Cash Election Shares	2.1	(d)
Chosen Courts	8.15
Closing	1.3
Closing Date	1.3
Company	Preamble
Company Acquisition Agreement	7.5	(a)
Company Common Stock	Recital B
Company Insiders	5.14
Company Meeting	5.2	(a)
Company Option	5.10	(a)
Company Options	5.10	(a)
Company Section 16 Information	5.14
Confidentiality Agreement	5.5	(c)
Consideration	2.1	(a)(2)
Converted Cash Election Share	2.1	(e)(1)(C)
Converted Stock Election Share	2.1	(e)(2)(B)
Disclosure Schedule	4.1
Effective Time	1.2	(a)
Election	2.1	(d)
Election Deadline	2.3	(b)(1)
Election Form	2.1	(d)
Employees	4.3	(m)(1)
Environmental Laws	4.3	(o)
ERISA	4.3	(m)(1)
ERISA Affiliate	4.3	(m)(3)
ERISA Plans	4.3	(m)(2)
Exchange Act	5.6
Exchange Agent	2.1	(d)
Exchange Fund	2.3	(a)
Exchangeable Shares	2.1	(f)(2)
Governing Documents	3.1	(h)
Governmental Entity	4.3	(f)(1)
Indemnified Liabilities	5.11	(a)
Indemnified Party	5.11	(a)
Insurance Amount	5.11	(b)
Internal Revenue Code	Recital C
IRS	4.3	(m)(2)
Liens	4.3	(c)(2)
Material Adverse Effect	4.2	(b)
Materially Burdensome Regulatory Condition	5.9	(a)
Measurement Price	2.2
Merger	1.1	(a)
Material Contract	4.3	(k)
Multiemployer Plan	4.3	(m)(2)
New Certificate	2.3	(a)
New Share	2.3	(a)
No-Election	2.1	(d)
No-Election Shares	2.1	(d)
NYSE	2.2
Old Certificate	2.1	(c)
Old Share	2.1	(c)
Parent	Preamble
Parent Common Stock	Recital A
Parent Preferred Stock	Recital A
Parent Series A Preferred Stock	Recital A
Parent Series B Preferred Stock	Recital A
Parent Series C Preferred Stock	Recital A
Parent Series D Preferred Stock	Recital A
Parent Series H Preferred Stock	Recital A
Parent Series I Preferred Stock	Recital A
Parent Share Price	2.1	(f)
PBCL	1.1	(b)
Pension Plan	4.3	(m)(2)
Per Share Cash Consideration	2.1	(a)(2)
Per Share Stock Consideration	2.1	(a)(1)
Per Share Consideration	2.1	(f)(3)
Person	2.3	(e)
Plan	Preamble
Previously Disclosed	3.1
Proxy Statement	5.3
Registration Statement	5.3
Regulatory Approvals	4.3	(f)(2)
Regulatory Authorities	4.3	(i)(1)
Regulatory Filings	4.3	(g)(1)
Representatives	5.6
Rights	4.3	(b)(3)
SEC	4.3	(f)(1)
Securities Act	4.3	(g)(1)
Significant Subsidiary	5.6
Signing Cash Amount	2.1	(f)(3)
Signing Exchange Ratio	2.1	(f)(3)
Stock Conversion Number	2.1	(e)(1)
Stock Election Shares	2.1	(d)
Stock-Selected No-Election Share	2.1	(e)(1)(B)
Subsidiary	8.8
Surviving Corporation	1.1	(a)
Takeover Laws	4.3	(s)
Takeover Provisions	4.3	(s)
Tax	4.3	(p)(3)
Tax Returns	4.3	(p)(1)
Taxes	4.3	(p)(3)
Termination Date	7.2	(b)

AGREEMENT AND PLAN OF MERGER, dated as of July 19, 2007, (this “Plan”), between The PNC Financial Services Group, Inc. (“Parent”) and Sterling Financial Corporation (“Company”).

RECITALS

A. Parent. Parent is a Pennsylvania corporation with its principal executive offices located in Pittsburgh, Pennsylvania. As of July 16, 2007, Parent has (i) 800,000,000 authorized shares of common stock, par value $5.00 per share (“Parent Common Stock”), of which not more than 341,222,683 shares are outstanding; and (ii) 20,000,000 authorized shares of preferred stock, par value $1.00 per share (“Parent Preferred Stock”), of which 98,583 shares have been designated as $1.80 Cumulative Convertible Preferred Stock, Series A, (“Parent Series A Preferred Stock”) of which 6,642 shares are outstanding, 38,542 shares have been designated as $1.80 Cumulative Convertible Preferred Stock, Series B (“Parent Series B Preferred Stock”), of which 1,393 shares are outstanding, 1,433,935 shares have been designated as $1.60 Cumulative Convertible Preferred Stock, Series C (“Parent Series C Preferred Stock”), of which 132,276 shares are outstanding, 1,766,140 shares have been designated as $1.80 Cumulative Convertible Preferred Stock, Series D (“Parent Series D Preferred Stock”), of which 189,888 shares are outstanding, 338,100 shares have been designated as $2.60 Cumulative Nonvoting Preferred Stock, Series E, of which no shares are outstanding, 6,000,000 shares have been designated as Fixed/Adjustable Rate Noncumulative Preferred Stock, Series F, of which no shares are outstanding, 450,000 shares have been designated as Series G Junior Participating Preferred Share Purchase Rights, of which no shares are outstanding, 7,500 shares have been designated as 7.00% Non-Cumulative Preferred Stock, Series H (“Parent Series H Preferred Stock”), of which no shares are outstanding, and 5,000 shares have been designated as Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series I (“Parent Series I Preferred Stock”), of which no shares are outstanding.

B. Company. The Company is a Pennsylvania corporation with its principal executive offices located in Lancaster, Pennsylvania. As of the date hereof, the Company has (i) 70,000,000 authorized shares of common stock, par value $5.00 per share (“Company Common Stock”), of which not more than 29,425,302 shares are outstanding and (ii) 10,000,000 authorized shares of preferred stock, of which no shares are outstanding.

C. Intention of the Parties. Each of the parties to this Plan intends that the Merger (as hereinafter defined) shall qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and that this Plan shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Internal Revenue Code.

D. Approvals. The board of directors of each of Parent and the Company has (1) determined that this Plan and the transactions contemplated hereby are advisable and in the best interests of Parent and the Company, respectively, and in the best interests of their respective shareholders, (2) determined that this Plan and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (3) authorized and approved this Plan.

NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and mode of carrying it into effect, which are as follows:

ARTICLE I

The Merger

1.1 The Merger. (a)  Subject to the terms and conditions of this Plan, at the Effective Time (as hereinafter defined), the Company shall merge with and into Parent (the “Merger”), and the separate corporate existence of the Company shall thereupon cease. Parent shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the Commonwealth of Pennsylvania.

(b) The Merger shall have the effects specified in this Plan and the Business Corporation Law of the Commonwealth of Pennsylvania (the “PBCL”).

(c) At the Effective Time, the Articles of Incorporation of Parent, as then in effect, shall be the articles of incorporation of the Surviving Corporation and the By-Laws of Parent, as then in effect, shall be the By-Laws of the Surviving Corporation.

(d) The name of the Surviving Corporation shall be the name of Parent.

1.2 Effective Time. (a)  Subject to the terms and conditions of this Plan, on or before the Closing Date, the parties will execute and Parent will cause articles of merger to be filed with the Department of State of the Commonwealth of Pennsylvania as provided in Sections 1926 and 1927 of the PBCL (the “Articles of Merger”). The Merger shall become effective at such time as the Articles of Merger has been filed, or at such other time as may be specified therein. The date and time at which the Merger becomes effective is herein referred to as the “Effective Time”.

(b) Parent and the Company will each cause the Effective Time to occur not later than the fifth business day following the satisfaction or waiver of the last of the conditions specified in Sections 6.1(a), (b), (d) and (e) of this Plan. Notwithstanding anything to the contrary in this Section 1.2(b), Parent and the Company may cause the Effective Time to occur on such earlier or later day following the satisfaction or waiver of such conditions as they may agree, consistent with the provisions of the PBCL. If the last of the conditions set forth in Article VI are satisfied or waived during the two weeks immediately prior to the end of a calendar quarter of Parent, then Parent may postpone the Effective Time until the first full week after the end of that fiscal quarter, provided that it is understood and agreed that Parent may not postpone the Effective Time longer than such one week period, including by asserting that any of the conditions specified in Sections 6.1(a), (b), (d) and (e) of this Plan are no longer satisfied or waived.

1.3 Closing. The closing of the Merger (the “Closing”) shall take place at such time and place as Parent and the Company shall agree, on the date when the Effective Time is to occur (the “Closing Date”).

1.4 Bank Mergers. As soon as practicable after the execution and delivery of this Plan, (1) PNC Bank, National Association and BLC Bank, National Association shall enter into an agreement, pursuant to which BLC Bank, National Association will merge with and into PNC Bank, National Association and (2) Delaware Sterling Bank and Trust Company shall enter into an agreement with a Parent bank subsidiary to be specified by Parent, pursuant to which Delaware Sterling Bank and Trust Company will merge with and into such Parent bank subsidiary ((1) and (2) collectively the “Bank Mergers”). The parties intend that the Bank Mergers will become effective simultaneously with or immediately following the Effective Time.

ARTICLE II

Conversion or Cancellation of Shares

2.1 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:

(a) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares (as hereinafter defined), shall be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures of Sections 2.1(d) and (e), the other provisions of this Section 2.1 and possible adjustment as set forth in Section 2.4, either:

(1) that number of fully paid and nonassessable shares of Parent Common Stock equal to the result obtained by dividing the Per Share Consideration by the Parent Share Price (the “Per Share Stock Consideration”), or

(2) an amount in cash, without interest, equal to the Per Share Consideration (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Consideration”).

(b) Parent Common Stock. Each share of Parent Common Stock outstanding immediately prior to the Effective Time shall remain outstanding as one share of common stock of the Surviving Corporation.

(c) Cancellation of Old Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, is hereinafter defined as an “Old Share”. Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an “Old Certificate”) formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, without interest, upon exchange of such Old Certificate in accordance with Section 2.3, the Consideration.

(d) Subject to the allocation procedures set forth in Section 2.1(e), each record holder of Company Common Stock will be entitled (i) to elect to receive shares of Parent Common Stock (a “Stock Election”) for all or some of the shares of Company Common Stock (“Stock Election Shares”) held by such record holder, (ii) to elect to receive cash (a “Cash Election”) for all or some of the shares of Company Common Stock (“Cash Election Shares”) held by such record holder or (iii) to indicate that such holder makes no such election (a “No-Election”) for all or some of the shares of Company Common Stock (“No-Election Shares”) held by such record holder. All such elections (each, an “Election”) shall be made on a form designed for that purpose and agreed to by Parent and the Company (an “Election Form”). Any shares of Company Common Stock for which the record holder has not, as of the Election Deadline (as defined below), properly submitted to the Exchange Agent a properly completed Election Form will be deemed No-Election Shares. A record holder acting in different capacities or acting on behalf of other persons in any way will be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The exchange agent (the “Exchange Agent”) will be a bank or trust company in the United States selected by Parent and reasonably acceptable to the Company.

(e) Notwithstanding anything to the contrary in this Plan, the allocation among the holders of shares of Company Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration will be made as follows:

(1) Number of Stock Elections Less Than the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than a number equal to the number of Exchangeable Shares minus the result obtained by dividing (x) the product of the number of Exchangeable Shares and the Signing Cash Amount by (y) the Per Share Consideration (the “Stock Conversion Number”), then

(A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration,

(B) the Exchange Agent will allocate from among the No-Election Shares, pro rata to the holders of No-Election Shares in accordance with their respective numbers of No-Election Shares, a sufficient number of No-Election Shares so that the sum of such number and the number of Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated No-Election Share (each, a “Stock-Selected No-Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, provided that if the sum of all No-Election Shares and Stock Election Shares is equal to or less than the Stock Conversion Number, all No-Election Shares will be Stock-Selected No-Election Shares,

(C) if the sum of Stock Election Shares and No-Election Shares is less than the Stock Conversion Number, the Exchange Agent will allocate from among the Cash Election Shares, pro rata to the holders of Cash Election Shares in accordance with their respective numbers of Cash Election Shares, a sufficient number of Cash Election Shares so that the sum of such number, the number of all Stock Election Shares and the number of all No-Election Shares equals as closely as practicable the Stock Conversion Number, and each such allocated Cash Election Share (each, a “Converted Cash Election Share”) will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

(D) each No-Election Share and Cash Election Share that is not a Stock-Selected No-Election Share or a Converted Cash Election Share (as the case may be) will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

(2) Number of Stock Elections Greater Than the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is greater than the Stock Conversion Number, then

(A) each Cash Election Share and No-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration,

(B) the Exchange Agent will allocate from among the Stock Election Shares, pro rata to the holders of Stock Election Shares in accordance with their respective numbers of Stock Election Shares, a sufficient number of Stock Election Shares (“Converted Stock Election Shares”) so that the difference of (x) the number of Stock Election Shares less (y) the number of the Converted Stock Election Shares equals as closely as practicable the Stock Conversion Number, and each Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration, and

(C) each Stock Election Share that is not a Converted Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration.

(3) Number of Stock Elections is Equal to the Stock Conversion Number. If the aggregate number of Stock Election Shares (on the basis of Election Forms received by the Election Deadline) is equal to the Stock Conversion Number, then

(A) each Stock Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Stock Consideration, and

(B) each Cash Election Share and No-Election Share will be, as of the Effective Time, converted into the right to receive the Per Share Cash Consideration.

(f) Certain Definitions.

(1) “Parent Share Price” means the arithmetic average of the last reported per share sales prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”), as reported in the New York City edition of The Wall Street Journal or, if not reported therein, another authoritative source mutually agreed to by Parent and the Company, for each of the five full consecutive trading days ending on the trading day immediately prior to the Closing Date.

(2) “Exchangeable Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, excluding Exception Shares, rounded to the nearest whole share.

(3) “Per Share Consideration” means the sum, rounded to the nearest whole cent, of (a) $7.60 (the “Signing Cash Amount”) plus (b) the product, rounded to the nearest one ten-thousandth, of 0.1543 (such number being the “Signing Exchange Ratio”) and the Parent Share Price.

(g) Exception Shares. At the Effective Time, (1) each Exception Share owned by Parent or the Company shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor, and (2) each Exception Share held by any direct or indirect wholly owned subsidiary of Parent or the Company shall be converted into the right to receive the Per Share Stock Consideration. The Per Share Stock Consideration payable pursuant to this Section 2.1(g) shall not be subject to, and will not be deemed to be Stock Election Shares or otherwise taken into account in calculating, adjustments under Section 2.1(e). “Exception Share” means a share of Company Common Stock owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by Parent, the Company or a subsidiary of either.

2.2 Fractional Shares. Notwithstanding any other provision of this Article II, no fractional shares of Parent Common Stock will be issued pursuant to the Merger. Instead, Parent will pay or cause to be paid to the holder of any Old Shares that would, pursuant to paragraph 2.1, otherwise be entitled to receive fractional shares of Parent Common Stock an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Measurement Price. As used in this Plan, the term “Measurement Price” means the average of the daily high and low per share sales prices of Parent Common Stock on the New York Stock Exchange (the “NYSE”), as reported in the New York City edition of The Wall Street Journal or, if not reported therein, in another authoritative source mutually agreed by Parent and the Company, for the last trading day immediately prior to the Closing Date.

2.3 Exchange of Old Certificates for New Certificates.

(a) Exchange Agent. At or before the Effective Time, Parent shall make available or cause to be made available to the Exchange Agent certificates or, at Parent’s option, evidence of shares in book entry form (each, a “New Certificate”), representing the shares of Parent Common Stock (each, a “New Share”) and cash in amounts sufficient to allow the Exchange Agent to make all deliveries of New Certificates and payments that may be required in exchange for Old Certificates pursuant to this Article II (collectively, the “Exchange Fund”). Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company as of the first anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to Parent. In such event, any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates for New Certificates and/or cash pursuant to this Article II shall thereafter be entitled to look exclusively to Parent, and only as a general creditor thereof in the case of cash, for the shares of Parent Common Stock and/or cash to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article II, in each case, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto, shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures.

(1) Parent shall cause the Exchange Agent to provide the Form of Election to holders of record of Company Common Stock (other than holders of Exception Shares), together with appropriate transmittal materials, at the time of mailing of the Proxy Statement to the holders of record of Company Common Stock, or on such other date as the Company and Parent shall mutually agree so as to minimize the impact of limitations under applicable law relating to Parent share repurchases that might apply with respect thereto, and thereafter from time to time as the Company may reasonably request until three days prior to the Election Deadline, to each person who is a holder of record of Company Common Stock for purposes of the Company Meeting. Elections shall be made by mailing to the Exchange Agent a duly completed Form of Election. A Form of Election may specify which specific shares covered thereby are subject to a Cash Election, a Stock Election or a No-Election. To be effective, a Form of Election must be (1) properly completed, signed and submitted to the Exchange Agent at its designated office, by 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the later of the day prior to the Company Meeting and the date that the parties believe to be as near as practicable to five business days prior to the anticipated Closing Date, taking into account PNC’s intention to minimize the impact of limitations under applicable law relating to Parent share repurchases that might apply (or such other time and date as the Company and Parent may mutually agree) (the “Election Deadline”) and (2) accompanied by the certificate(s) representing the shares of Company Common Stock as to which the election is being made (or by an appropriate guarantee of delivery of such certificate(s) by a commercial bank or trust company in the United States or a member of a registered national security exchange or of the NASD, provided that such certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery; failure to deliver shares of Company Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Parent, in its sole discretion). Parent will determine, in its sole and absolute discretion, which authority it may delegate in whole or in part to the Exchange Agent, whether Forms of Election have been properly completed, signed and submitted or revoked. The decision of Parent (or the Exchange Agent, as the case may be) in such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. A holder of shares of Company Common Stock that does not submit an effective Form of Election prior to the Election Deadline shall be deemed to have made a No-Election. An election may be revoked, but only by written notice received by the Exchange Agent prior to the Election Deadline. Any certificate(s) representing shares of Company Common Stock that have been submitted to the Exchange Agent in connection with an election shall be returned without charge to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such certificate(s). Upon any such revocation, unless a duly completed Form of Election is thereafter submitted prior to the Election Deadline and otherwise in accordance with this Section, such shares shall be deemed No-Election Shares. The Exchange Agent, in consultation with Parent and the Company, will make all computations to give effect to this Section.

(2) As promptly as reasonably practicable following the Effective Time, taking into account the computations contemplated by Section 2.1(e), each holder of record of Company Common Stock that has surrendered the certificates representing its Company Common Stock will be entitled to receive a New Certificate representing the shares of Parent Common Stock issuable in exchange therefor and/or a check representing cash payable pursuant to this Article II. No interest will accrue or be paid with respect to any New Certificates or cash to be delivered upon surrender of Old Certificates. If any New Certificate is to be issued or cash is to be paid in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it will be a condition to the exchange that the person requesting the exchange (1) pay any transfer or other Taxes required by reason of the issuance of the New Certificate or the making of the cash payment in a name other than the name of the holder of the surrendered Old Certificate or (2) establish to the satisfaction of Parent (or the Exchange Agent, as the case may be) that any such Taxes have been paid or are not applicable.

(3) As promptly as reasonably practicable following the Effective Time Parent shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Company Common Stock and who theretofore has not submitted such holder’s Old Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock having a record date after the Effective Time will be paid to any holder of Company Common Stock until such holder has surrendered the Old Certificate representing such stock as provided herein. Subject to the effect of applicable law, following surrender of any such Old Certificates, there shall be paid to the holder of New Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time previously payable with respect to the shares of Parent Common Stock represented thereby. To the extent permitted by law, holders of Company Common Stock who receive Parent Common Stock in the Merger shall be entitled to vote after the Effective Time at any meeting of Parent shareholders the number of whole shares of Parent Common Stock into which their respective shares of Company Common Stock are converted, regardless of whether such holders of Company Common Stock have exchanged their Old Certificates for New Certificates in accordance with the provisions of this Plan, but beginning 30 days after the Effective Time no such holder shall be entitled to vote on any matter until such holder surrenders such Old Certificate for exchange as provided in Section 2.3(b)(1).

(d) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Old Shares.

(e) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the individual, bank, corporation, partnership, trust, association or other entity or organization (any of the foregoing, a “Person”) claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Surviving Corporation or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, issue or cause to be issued a New Certificate and pay or cause to be paid the amounts, if any, deliverable in respect to the Old Shares formerly represented by such Old Certificate pursuant to this Article II.

2.4 Adjustment of Consideration. If Parent changes (or the board of directors of Parent sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Parent Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, the Signing Exchange Ratio will be adjusted proportionately to account for such change.

2.5 Withholding Rights. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Plan as having been paid to the Person in respect to which such deduction and withholding was made.

ARTICLE III

Conduct of Business Pending Merger

3.1 Company Forbearances. The Company agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Plan or as set forth in the corresponding paragraph of its Disclosure Schedule (“Previously Disclosed”), without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), it will not, and will cause each of its subsidiaries not to:

(a) Ordinary Course. Conduct its business and the business of its subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Plan or to consummate the transactions contemplated hereby and thereby.

(b) Capital Stock. (1) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge or authorize or propose the creation of, any additional shares of its stock other than pursuant to Rights outstanding on the date hereof, (2) enter into any agreement with respect to the foregoing or (3) permit any additional shares of its stock to become subject to new grants, other Rights or similar stock-based employee rights.

(c) Dividends, Etc. (1) Make, declare, pay or set aside for payment any dividend (other than (A) dividends from its direct or indirect wholly owned subsidiaries to it or another of its wholly owned subsidiaries and (B) dividends on preferred stock of subsidiaries, the common stock of which is wholly owned directly or indirectly by the Company, in accordance with the terms thereof or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, change of control, retention, consulting, severance or similar agreements or arrangements with any of its directors, officers or employees or those of its subsidiaries or grant any increase in, set aside assets to fund or accelerate the payment or vesting of, compensation or benefits or pay or provide any compensation or benefits not required to be paid or provided, except (1) for normal individual increases in annual base salary or hourly pay rate to employees who are not directors or executive officers, at times, in amounts and on other terms and conditions in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law or as appropriate to effectuate amendments with respect to Section 409A of the Internal Revenue Code (including but not limited to qualify for the short-term deferral exception to Section 409A), provided that such amendments with respect to Section 409A do not materially increase the cost to Parent of such arrangements (provided that for this purpose a change in payment form to a lump sum payment shall not be considered a material increase in cost), and (3) to satisfy Previously Disclosed contractual obligations.

(e) Benefit Plans. Enter into, establish, adopt or amend any Benefit Plan, except (1) as may be required by applicable law or as appropriate to effectuate amendments with respect to Section 409A of the Internal Revenue Code (including but not limited to qualify for the short-term deferral exception to Section 409A), provided that such amendments with respect to Section 409A do not materially increase the cost to Parent of such arrangements (provided that for this purpose a change in payment form to a lump sum payment shall not be considered a material increase in cost), (2) to satisfy Previously Disclosed contractual obligations, (3) for technical amendments that are immaterial to both the Company and any participant or (4) as required by the Benefit Plan or this Plan.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its subsidiaries, taken as a whole.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity except in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its subsidiaries, taken as a whole.

(h) Governing Documents. Amend its articles of incorporation, bylaws or similar governing documents (“Governing Documents”) or the Governing Documents of any of its subsidiaries, except as contemplated by this Plan.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles, applicable regulatory accounting requirements or applicable law.

(j) Contracts. Enter into, renew or terminate any contract or agreement or amendment thereof, other than loans, funding arrangements and other transactions made in the ordinary course of the banking business, that calls for aggregate annual payments of $250,000 or more and which is not terminable on 60 days or less notice without payment of a premium or penalty, provided that no such contract or agreement or amendment thereof shall contain (1) any non-competition or exclusive dealing obligations or other obligation which purports to limit or restrict in any respect the ability of the Company or its subsidiaries to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company or its Subsidiaries (or, following consummation of the transactions contemplated hereby, the ability of Parent or any of its subsidiaries) is or would be conducted, (2) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries (or, following consummation of the transactions contemplated hereby, the ability of Parent or any of its subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business or (3) any provision whereby the consummation of the transactions contemplated hereby would (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or, any right of termination or the loss of any benefit under, such contract or agreement or (B) require any consent or approval under any such contract or agreement.

(k) Claims. Settle any claim, action or proceeding against it, except for settlements involving only monetary remedies in the ordinary course of business consistent with past practice not in excess of $100,000 individually or $250,000 in the aggregate for all such settlements effected after the date hereof and would not create precedent for claims that are reasonably likely to be material to and the Company or its subsidiaries or, after the Effective Time, Parent or its subsidiaries.

(l) Adverse Actions. Notwithstanding anything herein to the contrary, (1) take any action or knowingly fail to take any reasonable action that would, or is reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code or (2) take any action that is reasonably likely to result in (A) any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner or (B) a material violation of any provision of this Plan except, in each case, as may be required by applicable law or regulation.

(m) Capital Expenditures. Other than in the ordinary course of business, make any capital expenditures in excess of (1) $50,000 per project or related series of projects or (2) $250,000 in the aggregate.

(n) Certain Tax Matters. Make, change or revoke any material Tax election, change any material method of Tax accounting, adopt or change any taxable year or period, enter into any closing agreement with respect to Taxes, file any material amended Tax Return, settle or compromise any material claim for Taxes, or surrender any material claim for a refund of Taxes.

(o) Branch Leases. Make application for the opening, relocation or closing of any, or open or close any, branch or automated banking facility.

(p) Commitments. Agree or commit to do any of the foregoing.

3.2 Parent Forbearances. Parent agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Plan or as Previously Disclosed or as expressly required pursuant to this Plan, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), it will not, and, in the case of (b) only, will cause each of its subsidiaries not to:

(a) Governing Documents. Amend its Governing Documents in a manner that would affect the Company’s shareholders adversely relative to other holders of Parent common stock.

(b) Adverse Actions. Notwithstanding anything herein to the contrary, (1) take any action or knowingly fail to take any reasonable action that would, or is reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (2) take any action that is reasonably likely to result in (A) any of the conditions to the Merger set forth in Article VI not being satisfied in a timely manner or (B) a material violation of any provision of this Plan except, in each case, as may be required by applicable law or regulation or (3) declare or pay any extraordinary or special dividends on or make any other extraordinary or special distributions in respect of any of its capital stock.

ARTICLE IV

Representations

4.1 Disclosure Schedules. On or prior to the date hereof, Parent has delivered to the Company a schedule and the Company has delivered to Parent a schedule (respectively, each schedule a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations contained in Section 4.3 or to one or more of its covenants contained herein; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.

4.2 Standard. (a) For all purposes of this Plan, no representation of Parent or the Company contained in Section 4.3 (other than the representations contained in Section 4.3(b), which shall be true and correct in all material respects, and in Section 4.3(g)(3), which shall be true and correct in all respects) shall be deemed untrue and no party hereto shall be deemed to have breached a representation, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation contained in Section 4.3 (read for this purpose without regard to any individual reference to “materiality” or “Material Adverse Effect” set forth therein) has had or is reasonably likely to have a Material Adverse Effect with respect to Parent or the Company, as the case may be.

(b) The term “Material Adverse Effect” means an effect which (1) is materially adverse to the business, financial condition or results of operations of Parent or the Company, as the context may dictate, and its subsidiaries, taken as a whole, or (2) materially impairs the ability of Parent or the Company to consummate the Merger; provided, however, that in determining whether a Material Adverse Effect has occurred under clause (1) there shall be excluded any effect to the extent attributable to or resulting from (A) any changes in laws, regulations or interpretations of laws or regulations generally affecting the banking or bank holding company businesses, but not uniquely relating to Parent or the Company, (B) any change in generally accepted accounting principles or regulatory accounting requirements, generally affecting the banking or bank holding company businesses, but not uniquely relating to Parent or the Company, (C) events, conditions or trends in economic, business or financial conditions generally or affecting the banking or bank holding company businesses generally (including changes in interest rates and changes in the markets for securities), except to the extent any such events, conditions or trends in economic, business or financial conditions have a disproportionate adverse effect upon such party, (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) actions or omissions of Parent or the Company taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby or actions that are taken by the parties, consistent with the terms hereof, to consummate the transactions contemplated hereby or (F) the announcement of this Plan and the transactions contemplated hereby.

4.3 Representations. Except as Previously Disclosed, the Company hereby represents and warrants to Parent, and Parent hereby represents and warrants to the Company, to the extent applicable, in each case with respect to itself and its subsidiaries, as follows:

(a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capital Stock.

(1) The information in Recital A, in the case of Parent, and in Recital B, in the case of the Company, is true and correct.

(2) Its outstanding shares of common stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, not subject to any preemptive rights and were not issued in violation of any preemptive rights.

(3) Except as set forth in this Plan or as Previously Disclosed, and except, in the case of Parent, pursuant to (A) Parent Series A Preferred Stock, Parent Series B Preferred Stock, Parent Series C Preferred Stock, Parent Series D Preferred Stock, Parent Series H Preferred Stock and Parent Series I Preferred Stock and (B) Parent’s dividend reinvestment plan and stock repurchase plans entered into by Parent from time to time, as of the date hereof, there are no shares of its common stock authorized and reserved for issuance, it does not have any Rights outstanding with respect to its common stock, and it does not have any commitment to authorize, issue or sell any of its common stock or Rights, except pursuant to this Plan, outstanding options to purchase its common stock and the Benefit Plans. As used herein, “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person. In the case of the Company, no stock option granted under any Benefit Plan has any “reload” feature nor does any Person have any right to be granted a stock option with such a feature. In the case of the Company, no subsidiary of the Company owns shares of Company Common Stock.

(4) In the case of Parent, any shares of Parent Common Stock issued in connection with the Merger have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, not subject to any preemptive rights and were not issued in violation of any preemptive rights.

(c) Subsidiaries.

(1) The Company has Previously Disclosed a list of all of its subsidiaries.

(2) In the case of the Company, (A) it owns, directly or indirectly, all the issued and outstanding equity securities of each of its subsidiaries, (B) no equity securities of any of its subsidiaries are or may become required to be issued (other than to it or its wholly owned subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of its subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any its subsidiaries (other than to it or its wholly owned subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each subsidiary held by it or its subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55 or comparable state laws) and are owned by it or its subsidiaries free and clear of all liens, pledges, security interests, claims, provisions, preemptive or subscriptive rights or other encumbrances or restrictions of any kind or Rights (“Liens”).

(3) In the case of the Company, each of its subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

(d) Corporate Power. It and each of its subsidiaries has the corporate or other power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Plan and to consummate the transactions contemplated hereby and thereby.

(e) Corporate Authority.

(1) Subject to receipt of the shareholder approval described in Section 4.3(e)(3), this Plan and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action. This Plan is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(2) In the case of Parent, no vote of the holders of any class or series of Parent’s capital stock is necessary to approve and adopt this Plan and the transactions contemplated hereby.

(3) In the case of the Company, the affirmative vote of a majority of the votes cast by holders of shares of Company Common Stock to adopt this Plan is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Plan and the transactions contemplated hereby.

(f) Regulatory Approvals; No Defaults.

(1) No consents or approvals of, or filings or registrations with, any governmental or regulatory authority, agency, court, commission or other entity, domestic or foreign (“Governmental Entity”) or with any third party are required to be made or obtained by it or any of its subsidiaries in connection with the execution, delivery or performance by it of this Plan or to consummate the Merger except for (A) filings and approvals of applications with and by federal and state banking authorities as Previously Disclosed, (B) filings with the Securities and Exchange Commission (“SEC”), the National Association of Securities Dealers, and state securities authorities, (C) filings and approvals under the Hart-Scott-Rodino Antitrust Improvements Act, if any, (D) the shareholder approval described in Section 5.2(a), (E) any consents, notices or approvals required pursuant to any investment advisory contract or the Investment Advisers Act of 1940, and (F) the filing of the Articles of Merger with the Department of State of the Commonwealth of Pennsylvania pursuant to the PBCL.

(2) Subject to receipt of the regulatory approvals referred to in the preceding paragraph (the “Regulatory Approvals”), and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies, any right of termination or the loss of any benefit under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or material agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Governing Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, material agreement, indenture or instrument.

(3) As of the date hereof, it (a) knows of no reason why (1) all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Plan should not be obtained on a timely basis or (2) the opinion of tax counsel referred to, in the case of Parent, in Section 6.2(c) and, in the case of the Company, in Section 6.3(c) should not be obtained on a timely basis and (b) has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

(g) Financial Reports and Regulatory Documents; Material Adverse Effect.

(1) Its Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its subsidiaries subsequent to December 31, 2006 under the Securities Act of 1933, as amended (“Securities Act”), or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC, in the form filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules thereto) fairly presented in all material respects its financial position and that of its subsidiaries as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

(2) Since December 31, 2006, it and its subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(3) In the case of the Company only, since December 31, 2006, (A) it and its subsidiaries have conducted their businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 4.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(4) In the case of the Parent only, since December 31, 2006, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 4.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(h) Litigation. Except as Previously Disclosed, there is no suit, action or proceeding pending or, to the knowledge of it, threatened against or affecting it or any of its subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (1) that, individually or in the aggregate, is material to it and its subsidiaries, taken as a whole, or (2) that is reasonably likely to prevent or delay it in any material respect from performing its obligations under, or consummating the transactions contemplated by, this Plan.

(i) Regulatory Matters.

(1) Except as Previously Disclosed, neither it nor any of its subsidiaries is a party to or is subject to any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its subsidiaries (collectively, the “Regulatory Authorities”).

(2) Except as Previously Disclosed, neither it nor any of its subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such written order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission. Except as Previously Disclosed, there are no formal or informal investigations relating to any material regulatory matters pending before any Governmental Entity with respect to it or its subsidiaries.

(j) Compliance with Laws. Except as Previously Disclosed, it and each of its subsidiaries:

(1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened.

(k) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its Regulatory Filings, as of the date hereof, neither it nor any of its subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (1) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (2) in the case of the Company, (A) that contains (x) any non-competition or exclusive dealing agreements or other agreement or obligation which purports to limit or restrict in any respect the ability of the Company or its subsidiaries (or, following consummation of the transactions contemplated hereby, Parent or any of its subsidiaries) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company and its subsidiaries (or, following consummation of the transactions contemplated hereby, Parent or any of its subsidiaries) is or would be conducted or (y) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries (or, following consummation of the transactions contemplated hereby, Parent or any of its subsidiaries) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (B) that involves performance of services or delivery of goods or materials to, or expenditures by, the Company or any of its subsidiaries of an amount or value in excess of $200,000 over its remaining term, other than loans, funding arrangements and other transactions made in the ordinary course of the banking business, or any such agreement, contract, arrangement, commitment or understanding that is terminable on 60 days or less notice without payment of any termination fee or penalty, (C) with respect to the employment of any directors, officers, employees or consultants, other than in the ordinary course of business consistent with past practice, (D) with or to a labor union or guild (including any collective bargaining agreement), (E) containing a “most favored nation” clause or other similar term providing preferential pricing or treatment to a party (other than the Company or its subsidiaries) that is material to the Company or its subsidiaries, or (F) providing for the indemnification by the Company or its subsidiaries of any Person (other than customary agreements with vendors providing goods or services to the Company or its subsidiaries where the potential indemnity obligations thereunder are not reasonably expected to be material to the Company). Each agreement, contract, arrangement, commitment or understanding of the type described in this Section 4.3(k), whether or not Previously Disclosed, is referred to as a “Company Material Contract”. Neither the Company nor any of its subsidiaries is in default under any Company Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) No Brokers; Fairness Opinion.

(1) No action has been taken by it that would give rise to any claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Plan, except as Previously Disclosed.

(2) Prior to the execution of this Plan, the Company has received an opinion from Keefe, Bruyette & Woods, Inc. to the effect that as of the date thereof and subject to the matters set forth therein, the Consideration is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Plan.

(m) Employee Benefit Plans. In the case of the Company,

(1) All benefit, employment, severance, change in control and other compensation and benefits plans, contracts, agreements, policies or arrangements covering the Company’s and each of their subsidiaries current or former employees of it and its subsidiaries (the “Employees”) and its current or former directors, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and supplemental pension and executive retirement, qualified and non-qualified deferred compensation, rabbi trust, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans and agreements (the “Benefit Plans”), other than Benefit Plans that are not material, are Previously Disclosed. Copies of all Benefit Plans and all amendments thereto, all summary plan descriptions, the most recently filed Form 5500 and the most recent IRS determination letter have been made available to the other party.

(2) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”) are in substantial compliance with ERISA, the Internal Revenue Code and other applicable laws. Each Benefit Plan which is subject to ERISA (the “ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”), and it is not aware of any circumstances that are reasonably likely to result in the loss of the qualification of such plan under Section 401(a) of the Internal Revenue Code.

(3) Neither the Company nor its subsidiaries maintains or has during the past five years maintained a pension plan which is a defined benefit plan. None of the Company, its subsidiaries or any entity which is considered one employer with it under Section 4001 of ERISA (“ERISA Affiliate”) has contributed to a Multiemployer Plan within the past five years.

(4) All material contributions required to be made under each Benefit Plan have been timely made and all obligations to make contributions in respect of each Benefit Plan have been properly accrued and reflected in the Regulatory Filings as of the date of such filings.

(5) As of the date hereof, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Benefit Plans. Neither the Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement.

(6) Neither the execution of this Plan, shareholder approval of this Plan nor the consummation of the transactions contemplated hereby will (w) entitle any of its employees or any of its subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, or (y) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Internal Revenue Code.

(n) Labor Matters. Neither the Company nor any of its subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries the subject of a proceeding asserting that the Company or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any of its subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute involving the Company or any of its subsidiaries pending or, to the Company’s knowledge, threatened, nor to the Company’s knowledge is there any activity involving its or any of its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Environmental Matters. To its knowledge, neither its conduct nor its operation or the conduct or operation of its subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To its knowledge, no property on which it or any of its subsidiaries holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither it nor any of its subsidiaries has received any written notice from any person or entity that it or its subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from, any such property. “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

(p) Tax Matters.

(1) (A) All returns, amended returns or other reports (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to Taxes (as hereinafter defined) (“Tax Returns”) that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its subsidiaries have been duly and timely filed, and all such Tax Returns are complete and accurate, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) all Taxes that it or any of its subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Entity in a timely manner, to the extent due and payable, and (D) neither it nor any of its subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(2) In the case of the Company, (A) the Tax Returns referred to in clause (A) of subsection (p)(1) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (B) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (C) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) of subsection (p)(1) are currently pending, and (D) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its Taxes or those of its subsidiaries.

(3) In the case of the Company, (A) it has made available to Parent true and correct copies of the U.S. federal income Tax Returns filed by it and its subsidiaries for each of the three most recent fiscal years ended; (B) it has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed prior to the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed prior to the date hereof; (C) neither it nor any of its subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group of which the Company is or was the common parent) or otherwise has any liability for the Taxes of any person (other than its own Taxes and those of its subsidiaries); (D) neither it nor any of its subsidiaries has participated in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4; (E) no Liens for Taxes exist with respect to any of its assets or properties or those of its subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP; (F) neither it nor any of its subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code applied; and (G) no Tax is required to be withheld pursuant to Section 1445 of the Internal Revenue Code as a result of the transfer contemplated by this Plan.

(4) As used herein, “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Closing Date.

(q) Derivative Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for its own account, or for the account of one or more of its subsidiaries or their customers, if any, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of such party or one of its subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and are in full force and effect. Neither it nor its subsidiaries, nor to its knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(r) Insurance. It and its subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by it or its subsidiaries are in full force and effect; it and its subsidiaries are not in material default thereunder.

(s) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Plan and the transactions contemplated hereby from, and this Plan and the transactions contemplated hereby are exempt from, the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”). It has taken all action required to be taken by it in order to make this Plan and the transactions contemplated hereby comply with, and this Plan and the transactions contemplated hereby comply with, the requirements of any Articles, Sections or provisions of its Governing Documents concerning “business combinations”, “fair price”, “voting requirements”, “constituency requirements” or other related provisions (collectively, “Takeover Provisions”).

(t) Available Funds. In the case of Parent, Parent has or will have available to it all funds necessary to satisfy all of its obligations hereunder and in connection with the Merger and the other transactions contemplated by this Plan.

(u) Transactions with Affiliates. In the case of the Company, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its subsidiaries to, and neither the Company nor any of its subsidiaries is otherwise a creditor or debtor to, any present or former director or executive officer of the Company or any of its subsidiaries, other than as part of the normal and customary terms of such Persons’ respective employment or service as a director with the Company or any of its subsidiaries. Neither the Company nor any subsidiary of the Company is a party to any transaction or agreement with any present or former director or executive officer of the Company, other than the terms of such Person’s respective employment or service as a director with the Company or any of its subsidiaries.

ARTICLE V

Covenants

5.1 Reasonable Best Efforts; Amended Financial Statements. (a)  Subject to the terms and conditions of this Plan, each of Parent and the Company agrees to use its respective reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as soon as possible and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

(b) The Company agrees to use its reasonable best efforts in good faith to restate, complete or provide, as applicable, such financial statements or such other financial and other information, including the audit opinion of its outside independent accountants, as shall be necessary, after giving effect to any waivers that may be obtained, to cause the Registration Statement to be declared effective by the SEC and the Proxy Statement to be cleared with the SEC as soon as practicable.

5.2 Shareholder Approvals.

(a) The Company agrees to take in accordance with applicable law and its Governing Documents all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Company Meeting”), as promptly as practicable, to consider and vote upon the adoption and approval of this Plan, as well as any other matters required to be approved by the Company’s shareholders for consummation of the Merger.

(b) The board of directors of the Company has adopted resolutions recommending to the shareholders of the Company the adoption of this Plan, and the board of directors of the Company shall recommend to the shareholders of the Company the adoption of this Plan and the other matters required to be approved or adopted in order to carry out the intentions of this Plan. Notwithstanding the foregoing, the board of directors of the Company may withdraw, modify, condition or refuse to recommend the adoption of this Plan and the other matters required to be approved or adopted in order to carry out the intentions of this Plan if the board of directors of the Company determines, in good faith after consultation with its outside financial and legal advisors, that the failure to take such action would breach its fiduciary obligations under applicable law. Notwithstanding the foregoing, this Plan and such other matters shall be submitted to the shareholders of the Company at the Company Meeting for the purpose of approving the Plan and such other matters and nothing contained herein shall be deemed to relieve the Company of such obligation, provided, however, that if the board of directors of the Company shall have withdrawn, modified, conditioned or refused to recommend the adoption of this Plan and such other matters in accordance with the terms of this Plan, then in submitting this Plan to the Company’s shareholders, the board of directors of the Company may submit this Plan to the Company’s shareholders without recommendation (although the resolutions adopting this Plan as of the date hereof may not be rescinded or amended), in which event the board of directors of the Company may communicate the basis for its lack of a recommendation to the Company’s shareholders in the Proxy Statement (as defined in Section 5.3(a)) or an appropriate amendment or supplement thereto to the extent required by applicable law.

5.3 Registration Statement/Proxy Statement. (a) Subject to Section 5.1(b), the parties agree jointly to prepare and file with the SEC a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger as soon as reasonably possible (including the proxy statement and prospectus and other proxy solicitation materials of the Company constituting a part thereof (the “Proxy Statement”) and all related documents). The parties agree to cooperate in the preparation of the Registration Statement and the Proxy Statement. Subject to Section 5.1(b), each of Parent and the Company agrees to use all reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and the Company shall thereafter mail or deliver the Proxy Statement to its shareholders; provided, however, that the parties will coordinate the timing of the mailing of the Proxy Statement and related Election materials so as to minimize the impact of limitations under applicable law relating to Parent share repurchases that might apply with respect thereto. Parent also agrees to use all reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Plan. Each of Parent and the Company agrees to furnish all information concerning it, its subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Each of Parent and the Company agrees (1) as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (b) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading and (2) that the Registration Statement and Proxy Statement shall comply with all applicable laws as they relate to Parent and the Company. Each of Parent and the Company further agrees that, if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement or the Registration Statement.

(c) Parent agrees to advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

5.4 Press Releases. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Plan and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NASDAQ Global Select Market or the NYSE, as the case may be. Parent and the Company shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Plan as reasonably requested by the other party.

5.5 Access; Information.

(a) Each of Parent and the Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws , and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request; provided that the foregoing shall not require Parent or the Company (A) to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent or the Company, as the case may be, would result in disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if Parent or the Company, as the case may be, shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure or (B) to disclose any privileged information of Parent or the Company, as the case may be, or any of its subsidiaries. All requests for information made pursuant to this Section 5.5 shall be directed to an executive officer of Parent or the Company, as the case may be, or such Person as may be designated by either of their executive officers, as the case may be.

(b) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Plan) for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Plan) unless such information (1) was already known to such party, (2) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (3) is disclosed with the prior written approval of the providing party or (4) is or becomes readily ascertainable from publicly available sources. If this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party, except to the extent such action would be inconsistent with applicable law, regulation, legal process, or the applicable party’s internal policies and procedures.

(c) In addition to the confidentiality arrangements contained in this Plan, all information provided or obtained in connection with the transactions contemplated by this Plan (including pursuant to clause (a) above) will be held by Parent or the Company, as the case may be in accordance with and subject to the terms of the Confidentiality Agreement, dated May 15, 2007, between Parent and the Company (the “Confidentiality Agreement”). In the event of a conflict or inconsistency between the terms of this Plan and the Confidentiality Agreement, the terms of this Plan will govern.

5.6 Acquisition Proposals. (a) The Company agrees that after the date hereof neither it nor any of its subsidiaries nor any of its respective officers and directors or the officers and directors of any of its subsidiaries shall, and it shall direct and use all reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its “Representatives”) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal, or, except to the extent that the board of directors of the Company determines, in good faith, after consultation with its outside financial and legal advisors, that such action is required in order for the board of directors of the Company to comply with its fiduciary duties, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition Proposal (and in any event, the Company shall not provide any confidential information or data to any Person in connection with an Acquisition Proposal unless such Person shall have executed a confidentiality agreement on terms at least as favorable as those contained in the Confidentiality Agreement). “Acquisition Proposal” means any proposal or offer with respect to the following involving the Company or any of its Significant Subsidiaries: (1) any merger, consolidation, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (3) any tender offer or exchange offer for, or other acquisition of, 25% or more of the outstanding shares of its capital stock; or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Plan.. Notwithstanding anything in this Plan to the contrary, the Company shall (i) promptly (but in no event later than 24 hours) advise Parent, orally and in writing, of (x) the receipt by it (or any of the other persons referred to above) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any subsidiary by any Person or entity that informs the board of directors of the Company or any subsidiary that it is considering making, or has made, an Acquisition Proposal, (y) the material terms and conditions of such proposal or inquiry (whether written or oral) or modification or amendment to an Acquisition Proposal, and (z) the identity of the person making any such proposal or inquiry and (ii) keep Parent fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto. The Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal. “Significant Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) The Company and its subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Parent who have been furnished confidential information regarding the Company or its subsidiaries in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Neither the Company nor the board of directors of the Company shall approve or take any action to render inapplicable to any Acquisition Proposal any applicable Takeover Laws or Takeover Provisions.

5.7 Affiliate Agreements. The Company shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of the Company to deliver to Parent, as soon as practicable after the date of this Plan, a written agreement in the form Previously Disclosed.

5.8 Takeover Laws and Provisions. No party hereto shall take any action that would cause the transactions contemplated by this Plan to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No party hereto shall take any action that would cause the transactions contemplated by this Plan not to comply with any Takeover Provisions and each of them shall take all necessary steps within its control to make the transactions contemplated by this Plan comply with (or continue to comply with) the Takeover Provisions.

5.9 Regulatory Applications.

(a) Parent and the Company shall cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary to consummate the transactions contemplated by this Plan, and Parent shall make all necessary regulatory filings within 20 days of the date hereof. Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations (collectively, “Approvals”) of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other party appraised of the status of material matters relating to such Approvals and completion of the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations, that would reasonably be expected to have a material adverse effect (measured on a scale relative to the Company and its subsidiaries taken as a whole) on Parent, the Company or the Surviving Corporation (a “Materially Burdensome Regulatory Condition”).

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries with or to any third party or Governmental Entity.

5.10 Options.

(a) Treatment of Options. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock that is outstanding and unexercised under any employee stock option or equity compensation plan or arrangement of the Company (any such option to purchase Company Common Stock being referred to as a “Company Option” or the “Company Options”), whether or not vested or exercisable, shall be converted at the Effective Time into an option to purchase a number of shares of Parent Common Stock (a “Parent Option”) equal to the product (rounded down to the nearest whole share) of (x) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time and (y) the Per Share Stock Consideration, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) subject to the Parent Option equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock subject to the Company Option immediately prior to the Effective Time by (y) the Per Share Stock Consideration. As of the Effective Time, Parent shall assume such Company Options and the plans under which they have been issued. With respect to any Company Options that are “incentive stock options” (as defined in Section 422(b) of the Internal Revenue Code), the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Internal Revenue Code. Prior to the Effective Time, the board of directors of the Company shall take all action necessary or appropriate to effectuate the foregoing.

(b) Actions. Prior to the Effective Time, the Company may, after consultation with Parent, take any actions it determines are warranted (but without expenditure of any funds) to give effect to the transactions contemplated by Section 5.10(a).

5.11 Indemnification and Insurance.

(a) Following the Effective Time, Parent shall indemnify, defend and hold harmless and advance expenses to the present and former directors and officers of the Company or any of its subsidiaries (including all of its banking subsidiaries), and any such person presently or formerly serving at the request of the Company or any of its subsidiaries as a director, officer, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or under or with respect to any employee benefit plan (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Plan), whether asserted or claimed prior to, at or after the Effective Time (x) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Governing Documents and indemnification agreements, if any, in effect on the date of this Plan with the Company or any of its subsidiaries and, in the case of the directors and executive officers of the Company (y) without limitation of, and in addition to, clause (x), to the fullest extent permitted by law. In the event of any such Indemnified Liabilities, (i) Parent shall pay the reasonable fees and expenses of counsel selected by an Indemnified Party promptly after statements therefor are received and shall otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred and (ii) Parent and the applicable Indemnified Parties shall cooperate in the defense of such matter. If any Indemnified Party is required to bring any action to enforce rights or to collect moneys due under this Plan and is successful in obtaining a decision that it is entitled to enforcement of any right or collection of any money in such action, Parent shall reimburse such Indemnified Party for all of its expenses reasonably incurred in connection with bringing and pursuing such action including, without limitation, reasonable attorneys’ fees and costs.

(b) For a period of six years from the Effective Time, Parent shall use its reasonable best efforts to provide directors’ and officers’ liability insurance (including excess coverage) and fiduciary liability insurance in respect of any Company Benefit Plans that serves to reimburse the present and former officers and directors of the Company or any of its subsidiaries (including all of its banking subsidiaries) with respect to claims against such directors and officers arising from facts or events occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Plan) which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by the Company, provided that in no event shall Parent be required to expend annually in the aggregate an amount in excess of 250% of the annual premiums currently paid by the Company (which current amount has been Previously Disclosed) for such insurance (the “Insurance Amount”), and provided further that if Parent is unable to maintain such policy (or such substitute policy) as a result of the preceding proviso, Parent shall obtain as much comparable insurance as is available for the Insurance Amount.

(c) Any Indemnified Party wishing to claim indemnification under Section 5.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall notify Parent thereof; provided that the failure to so notify shall not affect the obligations of Parent under Section 5.11(a) unless and to the extent that Parent is actually and materially prejudiced as a result of such failure. Parent hereby acknowledges notice of all matters Previously Disclosed.

(d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets or deposits to any other entity, or engage in any similar transaction, then and in each case, Parent shall cause proper provision to be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 5.11.

(e) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. The indemnification rights granted in this Section 5.11 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnified Party may have by contract or otherwise.

5.12 Benefit Plans. (a) Parent shall from and after the Effective Time, assume and comply with the Benefit Plans and Parent agrees to honor and perform the Company’s and its subsidiaries’ obligations under such plans and agreements in accordance with their terms. Parent shall provide the employees of the Company and its subsidiaries with (A) benefits under employee benefit plans that are no less favorable in the aggregate than those provided by the Company and its subsidiaries on the date hereof, provided that for this purpose benefits under employee benefit plans of Parent shall be deemed to be no less favorable in the aggregate than those provided by the Company and its subsidiaries on the date hereof and (B) until the first anniversary of the Effective Time, severance benefits on a person-by-person basis that are equal to the better of either (x) the severance benefits provided under the Company’s Corporate Severance Package Merger and Acquisition Related Downsizing or (y) the severance benefits provided by Parent from time to time. In the case of clause (y), any such severance benefits shall be provided pursuant to the terms and conditions of Parent’s Displaced Employee Assistance Plan, and in the case of clause (x), any such severance benefits shall be subject to the employee’s execution and non-revocation of a release and, to the extent that Parent consults with the Chief Executive Officer of the Company about such terms and conditions, such benefits shall be provided pursuant to the procedures and administrative terms and conditions of Parent’s Displaced Employee Assistance Plan. For purposes of clarity, severance benefits shall be provided under either clause (x) or (y) and there shall not be any combination thereof. In addition Parent shall (1) provide employees of the Company and its subsidiaries credit for all years of service with the Company or any of its subsidiaries and their predecessors prior to the Effective Time for the purpose of eligibility, vesting and benefit accruals (other than benefit accruals under a defined benefit pension plan and as would result in duplication of benefits), (2) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Benefit Plans) and eligibility waiting periods under group health plans of Parent to be waived with respect to employees of the Company and its subsidiaries who remain as employees of Parent or its subsidiaries (and their eligible dependents) and (3) cause to be credited any deductibles or out-of-pocket expenses incurred by employees of the Company and its subsidiaries and their beneficiaries and dependents during the portion of the calendar year prior to their participation in Parent’s health plans with the objective that there be no double counting during the year in which the Closing Date occurs of such deductibles or out-of-pocket expenses. Parent and the Company agree to honor, or to cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, current and former employees of the Company and its subsidiaries, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Plan (either alone or in combination with any other event); it being understood and agreed by the parties hereto that the transactions contemplated by this Plan shall constitute a “change in control” of the Company for purposes of the Benefit Plans that have been Previously Disclosed.

(b) This Section 5.12 shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Without limiting the generality of Section 8.13, nothing in this Section 5.12, express or implied: (i) is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Plan; (ii) shall require the Parent to maintain any specific Benefit Plan or to guarantee employment of any employee for any period of time after the Effective Time; and (iii) shall constitute an amendment to any Benefit Plan or any Parent compensation or benefit plan or arrangement.

5.13 Notification of Certain Matters. Each of Parent and the Company shall give prompt notice to the other of any fact, event or circumstance known to it that (1) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (2) would cause or constitute a material breach of any of its representations, covenants or agreements contained herein.

5.14 Exemption from Liability Under Section 16(b). Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that the Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law. Assuming that the Company delivers to Parent the Company Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the board of directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Company Insiders (as defined below) of Parent Common Stock in exchange for shares of Company Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Company Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law. “Company Section 16 Information” shall mean information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger, and the number and description of the options to purchase shares of Company Common Stock held by each such Company Insider and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger; provided that the requirement for a description of any Company Options shall be deemed to be satisfied if copies of all plans, and forms of agreements, under which such Options have been granted have been made available to Parent. “Company Insiders” shall mean those present or former officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Company Section 16 Information.

5.15 Assumption by Parent of Indenture Obligations. As of the Effective Time, Parent shall assume expressly by supplemental indenture the obligations of the Company under (i) the Indenture, dated as of March 22, 2007, (ii) the Indenture, dated as of February 28, 2005, (iii) the Indenture, dated as of December 4, 2004, and (iv) the Indenture, dated as of June 26, 2003, each as more specifically identified on Section 5.15 of the Disclosure Schedule, and Parent agrees to honor and perform the Company’s obligations under such indentures in accordance with their terms.

5.16 Credit Agreement. Not later than thirty days after the date hereof, in connection with that certain Credit Agreement described more fully on Schedule 5.16, Parent and the Company shall execute an agreement in the form described therein providing that on the Closing Date the obligations under that agreement will be satisfied as described therein.

5.17 Other Actions. As promptly as practicable after the date hereof, but in any event prior to Closing, (a) the Company shall complete the restatement of its financial statements and the review of its Equipment Finance, LLC loan portfolio currently in process and (b) the Company shall use its reasonable best efforts to facilitate the completion by Stradley Ronon Stevens & Young, LLP of its investigation and its report thereof to the audit committee of the board of directors of the Company.

5.18 Additional Actions. Schedule 5.18 is incorporated herein by reference.

ARTICLE VI

Conditions

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Parent and the Company to consummate the Merger is subject to the fulfillment or written waiver by Parent and the Company prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Plan and the Merger shall have been duly adopted and approved by the requisite votes of the shareholders of the Company.

(b) Governmental and Regulatory Consents. All statutory waiting periods applicable to the consummation of the Merger shall have expired or been terminated, and, other than the filing provided for in Section 1.2(a), all notices, reports and other filings required to be made prior to the Effective Time by Parent or the Company or any of their respective subsidiaries with, and all regulatory consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Parent or the Company or any of their respective subsidiaries from, any Governmental Entity in connection with the consummation of the Merger, the Bank Mergers and the other transactions contemplated hereby by Parent and the Company shall have been made or obtained (as the case may be) and become final, unless the failure to obtain any such consent or approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (measured on a scale relative to the Company and its subsidiaries, taken as a whole) or the Company, and, in the case of the obligations of Parent only, no such consent, registration, approval, permit or authorization shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(c) No Prohibitions. No United States or state court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Entity.

(e) Blue Sky Approvals. All permits and other authorizations under the Securities Laws (other than that referred to in Section 6.1(d)) and other authorizations necessary to consummate the Merger and to issue the shares of Parent Common Stock to be issued in the Merger shall have been received and be in full force and effect.

6.2 Conditions to Obligation of Parent. The obligation of Parent to consummate the Merger is also subject to the fulfillment, or the written waiver by Parent prior to the Effective Time, of each of the following conditions:

(a) Representations. The representations of the Company set forth in this Plan shall be, giving effect to Sections 4.1 and 4.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations that by their terms speak specifically as of the date of this Plan or some other date shall be true and correct as of such date) and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed all obligations required to be performed by it under this Plan at or prior to the Effective Time in all material respects, and Parent shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Opinion of Tax Counsel. Parent shall have received an opinion from Wachtell, Lipton, Rosen & Katz, special counsel to Parent, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and (2) each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters from each of Parent and the Company.

6.3 Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is also subject to the fulfillment, or the written waiver by the Company, prior to the Effective Time of each of the following conditions:

(a) Representations. The representations of Parent set forth in this Plan shall be, giving effect to Sections 4.1 and 4.2, true and correct as of the date of this Plan and as of the Effective Time as though made at and as of the Effective Time (except that representations that by their terms speak specifically as of the date of this Plan or some other date shall be true and correct as of such date); and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed all obligations required to be performed by it under this Plan at or prior to the Effective Time in all material respects, and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to such effect.

(c) Opinion of Tax Counsel. The Company shall have received an opinion of Sullivan & Cromwell LLP, special counsel to the Company, dated the Closing Date, to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (1) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and (2) each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Internal Revenue Code. In rendering its opinion, Sullivan & Cromwell LLP may require and rely upon representations contained in letters from each of Parent and the Company.

ARTICLE VII

Termination

7.1 Termination by Mutual Consent. This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether or not the shareholders of Company Common Stock have adopted and approved this Plan), upon the mutual consent of Parent and the Company, by action of their respective boards of directors.

7.2 Termination by Parent. This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent:

(a) if there has been a breach of any representation, covenant or agreement made by the Company in this Plan, or any such representation shall have become untrue after the date of this Plan, such that Section 6.2(a) or 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company;

(b) if the Merger shall not have been consummated by the twelve month anniversary of the date hereof (the “Termination Date”), provided that the right to terminate this Plan shall not be available if Parent has breached in any material respect its obligations under this Plan in any manner that shall have proximately and substantially contributed to the occurrence of the failure of the Merger to be consummated;

(c) if the approval of the Company’s shareholders required by Section 6.1(a) shall not have been obtained at its shareholders’ meeting or at any adjournment or postponement thereof;

(d) if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company); or

(e) if (1) the board of directors of the Company has failed to recommend that the shareholders of the Company vote in favor of this Plan and the transactions contemplated hereby or has withdrawn, modified or qualified such recommendation in a manner adverse to Parent (or has resolved to take such action), (2) the Company has failed to substantially comply with its obligations under Section 5.2 or 5.6, or (3) the board of directors of the Company has publicly recommended or endorsed an Acquisition Proposal other than the Merger (or has resolved to take such action).

7.3 Termination by the Company. This Plan may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders of the Company referred to in Section 6.1(a), by action of the board of directors of the Company:

(a) if the Merger shall not have been consummated by the Termination Date; provided that the right to terminate this Plan pursuant to this clause (a) shall not be available if the Company has breached in any material respect its obligations under this Plan in any manner that shall have proximately and substantially contributed to the occurrence of the failure of the Merger to be consummated;

(b) if the approval of the Company’s shareholders required by Section 6.1(a) shall not have been obtained at its shareholders’ meeting or at any adjournment or postponement thereof;

(c) if any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the shareholders of the Company); or

(d) if there has been a breach of any representation, covenant or agreement made by Parent in this Plan, or any such representation shall have become untrue after the date of this Plan, such that Section 6.3(a) or 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

7.4 Effect of Termination and Abandonment. In the event of termination of this Plan and the abandonment of the Merger pursuant to this Article VII, this Plan (other than as set forth in Sections 5.5(b) and (c), 7.5 and 8.10) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Plan.

7.5 Termination Fee.

(a) In the event that (1) a Company Pre-Termination Takeover Proposal Event (as hereinafter defined) shall occur after the date of this Plan and thereafter this Plan is terminated by either Parent or the Company pursuant to Section 7.2(c) or 7.3(b), respectively, by Parent pursuant to Section 7.2(e)(1) or (2), or by Parent pursuant to Section 7.2(a) as a result of a willful breach by the Company, and (2) prior to the date that is twelve (12) months after the date of such termination the Company consummates an Acquisition Proposal or enters into any acquisition or other similar agreement, including any letter of intent, related to any Acquisition Proposal (each, a “Company Acquisition Agreement”), then the Company shall, (x) on the date such Company Acquisition Agreement is entered into, pay Parent a fee equal to $7,000,000 by wire transfer of same day funds and (y) on the date an Acquisition Proposal is consummated (if consummated within one year of the date of termination, or if consummated at any time (without regard to such one-year period) if the Acquisition Proposal is the Acquisition Proposal relating to the Company Acquisition Agreement addressed in the preceding clause (x)), pay Parent a fee equal to $21,000,000 by wire transfer of same day funds, less any fee paid pursuant to the preceding clause (x).

(b) In the event that this Plan is terminated by Parent pursuant to Section 7.2(e)(3), then the Company shall, (1) on the date of such termination, pay Parent a fee equal to $7,000,000 by wire transfer of same day funds and (2) on the date the Company consummates an Acquisition Proposal (if consummated within one year of the date of termination, or at any time if the Acquisition Proposal is the Acquisition Proposal that resulted in such termination), pay Parent a fee equal to $14,000,000 by wire transfer of same day funds.

(c) For purposes of this Section 7.5, a “Pre-Termination Takeover Proposal Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Plan, a bona fide Acquisition Proposal shall have been made known to the Company or any of its Subsidiaries or has been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal.

(d) Notwithstanding anything to the contrary herein, the maximum aggregate amount of fees payable under this Section 7.5 shall be $21,000,000.

(e) The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Plan, and that, without these agreements, Parent would not enter into this Plan; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 7.5, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee set forth in this Section 7.5, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

ARTICLE VIII

Miscellaneous

8.1 Survival. Except for the agreements and covenants contained in Articles I and II, Sections 5.10, 5.11, 5.12, 5.14 and 7.5 and this Article VIII, the representations, agreements and covenants contained in this Plan shall be deemed only to be conditions of the Merger and shall not survive the Effective Time.

8.2 Modification or Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Plan, by written agreement executed and delivered by duly authorized officers of the respective parties.

8.3 Waiver of Conditions. The conditions to each party’s obligation to consummate the Merger are for the sole benefit of such party and may be waived by such party as a whole or in part to the extent permitted by applicable law. No waiver shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

8.4 Counterparts. For the convenience of the parties hereto, this Plan may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The execution and delivery of this Plan may be effected by telecopier.

8.5 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within the Commonwealth of Pennsylvania.

8.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

To Parent:	To the Company:
The PNC Financial Services Group, Inc. One PNC Plaza 249 Fifth Avenue	Sterling Financial Corporation
Pittsburgh, Pennsylvania 15222	101 North Pointe Boulevard
Attention: Mergers & Acquisition	Lancaster, Pennsylvania 17601-4133
Department	Attention: J. Roger Moyer, Jr.
Facsimile.: (412) 762-6238	Facsimile: (717) 735-4881
with copies to:	with copies to:
Wachtell, Lipton, Rosen & Katz	Sullivan & Cromwell LLP
51 West 52nd Street	125 Broad Street
New York, NY 10019	New York, NY 10004-2498
Attention: Edward D. Herlihy	Attention: H. Rodgin Cohen and
Nicholas G. Demmo	Mark J. Menting
Facsimile: 212-403-2000	Facsimile: 212-558-3588

8.7 Entire Agreement, Etc. This Plan (including the Disclosure Schedules) and the Confidentiality Agreement constitute the entire agreement, and supersedes all other prior agreements, understandings, representations, both written and oral, between the parties, with respect to the subject matter hereof, and this Plan shall not be assignable by operation of law or otherwise (any attempted assignment in contravention of this Section 8.7 being null and void).

8.8 Definition of “subsidiary” and “affiliate”; Covenants with Respect to Subsidiaries and Affiliates. (a)  When a reference is made in this Plan to a subsidiary of a Person, the term “subsidiary” has the meaning ascribed to that term in Rule 1-02 of Registration S-X under the Exchange Act. When a reference is made in this Plan to an affiliate of a Person, the term “affiliate” (or “Affiliate”) means those other Persons that, directly or indirectly, control, are controlled by, or are under common control with, such Person.

(b) Insofar as any provision of this Plan shall require a subsidiary or an affiliate of a party to take or omit to take any action, such provision shall be deemed a covenant by Parent or the Company, as the case may be, to cause such action or omission to occur.

8.9 Specific Performance. The parties hereto agree that if any of the provisions of this Plan were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

8.10 Expenses. Each party will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except that Parent and Company will each bear and pay one-half of the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the copying, printing and distributing of the Registration Statement and the Proxy Statement for the approval of the Merger.

8.11 Interpretation; Effect.

(a) In this Plan, except as context may otherwise require, references:

(1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Plan;

(2) to this Plan are to this Plan, and the Annexes and Schedules to it, taken as a whole;

(3) to the “transactions contemplated hereby” includes the transactions provided for in this Plan including the Merger;

(4) to any agreement (including this Plan), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section; and

(5) to any Governmental Entity includes any successor to that Governmental Entity.

(b) The words “hereby”, “herein”, “hereof”, “hereunder” and similar terms are to be deemed to refer to this Plan as a whole and not to any specific Section.

(c) The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation”.

(d) The word “party” is to be deemed to refer to the Company or Parent.

(e) The word “person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

(f) The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Plan.

(g) This Plan is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Plan not be construed more strictly with regard to one party than with regard to the other.

(h) The disclosure in any Section of a Disclosure Schedule shall apply only to the indicated section of this Plan except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Plan.

8.12 Severability. The provisions of this Plan shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Plan, or the application thereof to any Person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Plan and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

8.13 No Third Party Beneficiaries. Nothing contained in this Plan, expressed or implied, is intended to confer upon any Person, other than the parties hereto, any benefit, right or remedies except that the provisions of Sections 5.11 and 5.14 shall inure to the benefit of the Persons referred to therein.

8.14 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Plan is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Plan, or the transactions contemplated by this Plan. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Plan by, among other things, the mutual waivers and certifications in this Section 8.14.

8.15 Submission to Jurisdiction; Selection of Forum. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Plan or the Merger exclusively in any United States District Court located in Pennsylvania or any Pennsylvania State court (the “Chosen Courts”), and solely in connection with claims arising under this Plan or the Merger that are the subject of this Plan (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.6 of this Plan.

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IN WITNESS WHEREOF, this Plan has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

THE PNC FINANCIAL SERVICES GROUP, INC.

By: /s/ David J. Williams

Name: David J. Williams

Title: Senior Vice President

STERLING FINANCIAL CORPORATION

By: /s/ J. Roger Moyer, Jr.

Name: J. Roger Moyer, Jr.

Title: President and Chief Executive Officer